Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Caribou Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2021 Equity Incentive Plan Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,013,157(2)	$8.525(3)	$25,687,163.43	$0.0000927	$2,381.20
Equity	2021 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	602,631(4)	$8.525(3)	$5,137,429.28	$0.0000927	$476.24
Total Offering Amounts					$30,824,592.71		-
Total Fee Offsets							-
Net Fee Due							$2,857.44

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value (“Common Stock”) that become issuable under the Caribou Biosciences, Inc. 2021 Equity Incentive Plan (“2021 EIP”) and the Caribou Biosciences, Inc. 2021 Employee Stock Purchase Plan (“2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock reserved for issuance under the Registrant's 2021 EIP.
(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.525 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market, on March 15, 2022.

(4)	Represents additional shares of Common Stock reserved for issuance under the Registrant's 2021 ESPP.